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                                 D. DALE WOOD
                             CONSULTING AGREEMENT

     This Consulting Agreement dated as of October 5, 1995 is entered into by and between Weatherford Enterra, Inc., a Delaware corporation (the "Company"), and D. Dale Wood ("Consultant").

                              W I T N E S S E T H:

     WHEREAS, Consultant possesses valuable knowledge and experience in the oil and gas industry, particularly the pipeline business; and

     WHEREAS, the Company desires to engage Consultant to perform certain services, as hereinafter specified; and

     WHEREAS, Consultant is willing to enter into this Agreement with respect to such services upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.   Duties.

     a. During the term of this Agreement, Consultant will perform certain services at the Company's request, including without limitation the following (the "Services"):

          (i) Assistance in connection with the Company's pipeline business, including without limitation customer contacts, industry knowledge and sales efforts with respect to participation in the pipeline repair work projected for the CIS and other areas;

          (ii) Assistance with respect to personnel and management issues related to the merger of Enterra Corporation into the Company; and

          (iii) Such other special projects as the Company and Consultant may from time to time agree.

     b. Consultant will report to Philip Burguieres, Chairman, President and Chief Executive Officer of the Company during the term of this Agreement.

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2.   Term and Termination.

     a. This Agreement will commence on October 5, 1995 and will continue through October 4, 2000. Thereafter, this Agreement may continue on terms agreed by the parties.

     b. This Agreement shall terminate on the first to occur of the following events:

          (i)   death of Consultant;

          (ii) mutual written agreement of Consultant and a duly authorized officer of the Company;

          (iii) 30 days' notice by Consultant to the Company; or

          (iv) breach by Consultant of any material term or condition of this Agreement and failure by Consultant to cure such breach within 30 days after Consultant has received written notice thereof from the Company.

3.   Compensation.

     a. As compensation for the Services rendered hereunder, the Company will pay Consultant a fee of $50,000 per year, payable in monthly installments of $4,166.67 on the first day of each month for the current month.

     b. In addition, the Company will grant Consultant an option to purchase up to 84,500 shares (after giving effect to a one-for-two reverse stock split effected on even date herewith) of the Company's Common Stock, $.10 par value, in accordance with the terms of a Stock Option Agreement dated as of the date of this Agreement. The option price will be the fair market value of the Company's Common Stock on the date of grant. Such option shall vest and become exercisable in five equal annual installments, beginning October 5, 1996. Such option will expire, if not exercised, on October 4, 2005.

4.   Office Space; Expenses.

     a. In the event the Company decides not to use the 6th floor of the building located at 13100 Northwest Freeway, Houston, Texas (the "Premises"), the premises currently occupied by Enterra Corporation, for ongoing operations of the Company or a subsidiary and in the event the Company or a subsidiary does not require the space for other purposes, Consultant shall be allowed to use his current office at the Premises up to and including December 31, 1995, at no cost to the Consultant. Arrangements will be made by the parties with respect to telephone and telefax usage, secretarial support, etc. to the extent same are not related to the Services.

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     b.   Authorized expenses incurred by Consultant while performing the
          Services for the Company, including expenses for entertainment, travel, automobile mileage allowance and similar items, will be reimbursed by the Company, provided such expenses are made in accordance with the Company's policies at that time and approved by the Company. The Company will reimburse Consultant on a monthly basis or at the end of the term of this Agreement, as applicable, upon presentment by Consultant of an itemized accounting of such expenditures, including receipts, setting forth (in appropriate detail with the date, place, amount, names, etc.) the individual items for which reimbursement is sought. Major expense items, such as travel, must be authorized prior to Consultant's incurring the expense.

5.   Relationship Between the Parties.

     a. Consultant is retained and engaged by the Company only for the purposes and to the extent set forth in this Agreement, and his relation to the Company and its subsidiary and affiliated companies shall be that of an independent contractor. Consultant is solely responsible for determining the manner in which the Services are to be performed; however, Consultant will exercise professional judgment in determining appropriate circumstances when Company management should be involved.

     b. Consultant will be expected to devote sufficient time as is reasonably necessary to provide the Services in a manner satisfactory to the Company; provided, however, in no event shall Consultant be required to expend more than 200 hours per year providing such Services.
          Except as provided in Section 8 below, Consultant shall be free to dispose of such portion of his entire time, energy and skill during regular business hours, as he is not obligated to devote hereunder to the Company and its subsidiary and affiliated companies, to other pursuits, persons, firms or corporations.

     c. Consultant shall not be considered under the provisions of this Agreement or otherwise as having an employee status and shall not be entitled to participate in any plans, arrangements or distributions by the Company or its subsidiary or affiliated companies pertaining to or in connection with any pension, stock, bonus, insurance, profit sharing or similar benefits for the Company's regular employees.

6. Taxes. Consultant will be liable for all taxes imposed on him or his business by any government. Accordingly, the Company will not withhold from Consultant's compensation any monies for payment of taxes, including income taxes, social security taxes, etc. Consultant agrees to defend, hold harmless and indemnify the Company from and against the payment of any taxes on account of Consultant's performance hereunder.

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7.   Restrictive Covenants.  Consultant further agrees and binds himself as follows:

     a.   Inventions and Developments.

          (i) Consultant agrees to hold in complete trust for the benefit of the Company, and to disclose promptly and fully to the Company in writing and to assign, and Consultant hereby assigns to the Company, any and all inventions, copyrightable works, discoveries, innovations or other developments made, discovered, conceived or developed by Consultant, solely or jointly with others, including the Company, as the result of, in connection with or related to the Services (the "Intellectual Property Rights"). Any and all such Intellectual Property Rights, including without limitation rights in inventions and copyrightable works, shall be the sole and exclusive property of the Company, whether patentable or not, and Consultant agrees that Consultant will assist and fully cooperate in every proper way, at the Company's expense, in securing and enforcing, for the Company's sole benefit, patents and/or copyrights for such Intellectual Property Rights in any and all countries.

          (ii) Consultant agrees at the request of the Company (but without additional compensation from the Company) to execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution and maintenance of applications for U.S. Letters Patent and foreign letters patent and applications for U.S. copyright registration and foreign copyrights on such Intellectual Property Rights and to execute such instruments as are necessary to assign to the Company, its successors, assigns or nominees, all of Consultant's right, title and interest in such Intellectual Property Rights and the like, so as to establish or perfect in the Company, its successors, assigns or nominees, the entire right, title and interest in and to such Intellectual Property Rights, and also to execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue thereof. All expenses incurred by Consultant by reason of the performance of any of the obligations set forth herein shall be borne by the Company.

     b. Work Product. All work product and generally all materials of any form (such as drawings, reports, calculations, analyses, etc.) that recite or are based on secret, proprietary or confidential information of the Company or corporations affiliated with the Company that are received or prepared by Consultant while performing the Services are "work for hire" and are the sole property of the Company. Upon completion of the Services or earlier termination of this Agreement for whatever reason, Consultant shall forthwith deliver to the Company all such materials. No copies of the same or any part shall be retained by Consultant.

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     c.   Trade Secrets and Confidential Information.  Consultant recognizes, understands and acknowledges that Consultant may have access to certain trade secrets, financial information, strategic plans and other confidential information of the Company and its subsidiary and affiliated companies and that such information constitutes valuable, special and unique property of the Company and such other companies. Consultant shall use his best efforts and exercise utmost diligence to protect and guard such information and shall keep such information strictly confidential and will not, during the term of this Agreement, and for a period of two years after the termination hereof, directly or indirectly, disclose any of such trade secrets or confidential information to any person, firm, corporation or other entity for any reason or purpose whatsoever except to authorized representatives of the Company. In the event of a breach or threatened breach by Consultant of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Consultant from disclosing, in whole or in part, such trade secrets and confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Consultant. The restrictions on disclosures set forth herein shall not apply to any portion of such trade secrets or confidential information that (i) through no fault of Consultant is generally available to the public at the time of such disclosure to Consultant or thereafter becomes generally available to the public, but only when and to the extent such information becomes public, (ii) is disclosed to Consultant by a third party having the right to disclose such information or (iii) was known to Consultant, as shown by suitable evidence, before such information was received from the Company or its predecessors in interest. It is understood, for the purpose of this paragraph, that specific confidential information disclosed by the Company shall not be deemed to be available to the public or in the possession of Consultant merely because such information is embraced by more general information available to the public or in the possession of Consultant.

     d. In the course of providing Services to the Company, Consultant, with respect to discussing the acquisition of other business entities, shall not disclose the identity of any such entity or any information, whether confidential or not, relating to the Company, without the prior written consent of an executive officer of the Company, and then only to extent specifically outlined by the Company.

8. Conflict of Interest. Consultant agrees that he will not, during the term of this Agreement, without the prior written consent of the Company, directly or indirectly, enter into competition with the Company in respect of any business as conducted by either the Company or Enterra Corporation, or by any of their respective subsidiaries or affiliates, prior to the date hereof.

9. No Power to Act on Behalf of the Company. Consultant shall have no right, power or authority to create any obligation, express or implied, or make any representation on behalf of the Company except as Consultant may be expressly authorized from time to time by the Company in writing and then only to the extent of such authorization.

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10.  Consultant's Covenants.  Consultant covenants to the Company as follows:

     a. In performing hereunder, Consultant will comply at all times with all applicable laws and regulations of the United States and any other jurisdiction in which Consultant may perform Services hereunder.

     b. In performing hereunder, Consultant will comply at all times with all applicable Company policies and procedures and will perform the Services in a manner consistent with applicable industry standards.

     c. Consultant covenants that his execution of this Agreement does not conflict with any obligations he has under any other oral or written agreement.

11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when hand delivered, deposited in the U.S. mail in a registered, postage prepaid envelope, or telefaxed, with confirmation, if to Consultant, to D. Dale Wood, _________________________________________________________________
     ______________________________, telefax number ________________, and if to the Company, to Weatherford Enterra, Inc., 1360 Post Oak Boulevard, Houston, Texas 77056, Attn.: Suzanne Thomas, telefax number 713/622-0913, or to such other address or telefax number as either party shall designate by written notice to the other.

12. Assignment. Neither party may assign his or its rights or obligations hereunder without obtaining the prior written consent of the other party. The rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and permitted assigns of Consultant.

13.  Miscellaneous.

     a. This Agreement shall be subject to and governed by the laws of the State of Texas.

     b. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

     c. This Agreement may not be modified except by an agreement in writing executed by the parties hereto.

     d. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision.

     e. This Agreement may be executed in duplicate any of which and all of which will constitute one and the same document.

14. Entire Agreement. This Agreement and the Stock Option Agreement contain the entire agreement of the parties hereto with respect to the engagement of Consultant by the

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     Company, and all previous written and oral discussions and negotiations have been merged into this Agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                    WEATHERFORD ENTERRA, INC.


                                    By:
                                       -----------------------------------
                                    Name:  Philip Burguieres
                                    Title: Chairman, President and
                                           Chief Executive Officer



                                   ---------------------------------------
                                                  D. Dale Wood

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